Exhibit 99.1
Nextracker Reports Q3 FY25 Financial Results
Reaffirms FY25 Revenue Outlook and Raises FY25 Profit Outlook
FREMONT, Calif. January 28, 2025 – Nextracker (Nasdaq: NXT), a global market leader of intelligent solar trackers, foundations, and software solutions, today announced financial results for the third quarter of fiscal year 2025, ended December 31, 2024.
Financial Summary
(In millions, except per share)

	Q3 FY25*	Q2 FY25*	Q3 FY24
Revenue	$679	$636	$710
GAAP Gross Profit	$241	$225	$210
GAAP Gross Margin	35.5%	35.4%	29.5%
GAAP Net Income	$117	$117	$128
GAAP Net Income Margin	17.3%	18.5%	18.0%
GAAP Diluted EPS	$0.79	$0.79	$0.87

Adjusted Gross Profit	$245	$228	$212
Adjusted Gross Margin	36.0%	35.9%	29.9%
Adjusted EBITDA	$186	$173	$168
Adjusted EBITDA Margin	27.4%	27.2%	23.6%
Adjusted Net Income	$154	$145	$142
Adjusted Diluted EPS	$1.03	$0.97	$0.96
*Q3 FY25 and Q2 FY25 GAAP and adjusted results include approximately $52 million and $51 million, respectively, of IRA 45X advanced manufacturing tax credit vendor rebates (“45X credits”). Q3 FY24 results do not include 45X credits.

Please refer to Nextracker’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for more information on 45X credits and schedules III, IV and V attached to this press release for a reconciliation of non-GAAP to GAAP financial measures. Additional information can be found on the Investor Relations section of our website.
Business Highlights
•Record backlog increased to significantly greater than $4.5 billion, supported by robust demand in all key regions for the company with meaningful contributions from new products
•Expanded manufacturing and supply chain network to over 70 manufacturing partners operating more than 90 facilities across 19 countries, totaling over 50 GW/year of capacity, enabling local content with superior on-time delivery and customer satisfaction
•Shipped the first 100% U.S. domestic content solar trackers*
•Deployed newly launched products and features at scale, including:
◦NX Horizon Hail Pro™: Industry-leading 75-degree stow capability to mitigate against hail risk
◦NX Horizon Hail Pro™: Automated stowing software for proactive storm response
◦NX Horizon-XTR™: Feature doubles XTR's ability to conform to sloping terrain
◦NX-Anchor™: Advanced foundations solutions solving challenging geotechnical conditions
•Launched significant expansion of R&D and innovation capability:
◦Expanded U.S. R&D facility and Customer Center of Excellence

◦Partnered with UC Berkeley and launched CAL-NEXT Center for Solar Energy Research, a $6.5 million commitment to advance solar technology
◦Inaugurated the India R&D Center for Solar Excellence in Hyderabad
◦Expanded Center for Solar Excellence in Brazil
*Per U.S. Treasury Guidance
“We’re very pleased with the company’s execution, delivering record revenue and profit year-to-date driven by strong demand,” said Dan Shugar, founder and CEO of Nextracker. “In the quarter, we successfully deployed several of our newly launched products and features at scale, expanding our total addressable market. In addition, we continue to increase our investment in R&D to drive rapid customer centric innovation ensuring our solutions remain at the forefront of solar technology while driving value for stakeholders worldwide.”

“Our strong year-to-date financial performance, coupled with our growth in backlog enables us to raise our FY25 profit outlook,” said Chuck Boynton, CFO of Nextracker. “The company is on incredibly solid financial footing with $418 million of operating cash flow year-to-date, ending the quarter with over $693 million in cash and equivalents.”
FY2025 Annual Outlook
Reaffirms FY25 revenue outlook and raises FY25 profit outlook

	Updated Outlook	Previous Outlook
Revenue	$2.8 to $2.9 billion	$2.8 to $2.9 billion
GAAP Net Income	$467 to $497 million	$378 to $408 million
GAAP Diluted EPS	$3.11 to $3.31	$2.50 to $2.70
Adjusted EBITDA	$700 to $740 million	$625 to $665 million
Adjusted Diluted EPS	$3.75 to $3.95	$3.10 to $3.30
Adjusted EBITDA and adjusted diluted EPS exclude approximately $120 million and $0.64, respectively, for stock-based compensation, acquisition related costs and net intangible amortization.
Q3 FY2025 Earnings Call
January 28, 2025
2:00 p.m. PT / 5:00 p.m. ET
Live webcast available on investors.nextracker.com

We encourage you to review our Q3 FY25 Shareholder Letter, which, along with this press release, is available on the Nextracker Investor Relations website and includes important information for Nextracker shareholders that supplements and expands on the information in this press release.
The webcast replay will be available on the Nextracker Investor Relations website following the conclusion of the event.
Upcoming Events
On March 4, Chuck Boynton, Nextracker Chief Financial Officer, will participate in a fireside chat at the Jefferies Power, Utilities and Clean Energy Conference.

About Nextracker
Nextracker is a leading provider of integrated solar trackers, foundations, and software solutions used in ground-mounted utility-scale and distributed generation solar projects around the world. Our product portfolio enables solar PV power plants to follow the sun’s movement across the sky and optimize plant performance. With power plants operating in more than forty countries worldwide, Nextracker offers solar tracker technologies that increase energy production while reducing costs for significant plant ROI. For more information, please visit www.nextracker.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the trends for future solar adoption, the expected benefits of the Ojjo, Inc. and Solar Pile International acquisitions, the expected benefits of our new product launches, such as Hail Pro-75, Hail Pro Automated Stowing, XTR 1.5 and NX-Anchor, our domestic content capabilities, the expected benefits from the expansion of our R&D facilities, initiatives and capabilities, and Nextracker’s outlook for fiscal 2025 and other periods. These forward-looking statements are based on various assumptions and on the current expectations of Nextracker’s management. These statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties that are described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Nextracker’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other documents that Nextracker has filed or will file with the Securities and Exchange Commission. There may be additional risks that Nextracker is not aware of or that Nextracker currently believes are immaterial that could also cause actual results to differ from the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Nextracker assumes no obligation to update these forward-looking statements.
Use of Adjusted Financial Information
An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedules III, IV and V attached to this press release, and can be found, along with other financial information including the Earnings Presentation, on the investor relations section of our website at investors.nextracker.com.
Channels for Disclosure of Information
Nextracker intends to announce material information to the public through the Nextracker Investor Relations website investors.nextracker.com, SEC filings, press releases, public conference calls, and public webcasts. Nextracker uses these channels to communicate with its investors, customers, and the public about the company, its offerings, and other issues. As such, Nextracker encourages investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.
Investor Contact:
Sarah Lee
Investor@nextracker.com
Media Contact:
Brandy Lee
Media@nextracker.com

Schedule I
Nextracker Inc.
Unaudited condensed consolidated statements of operations and comprehensive income
(In thousands, except per share data)

	Three-month periods ended
	December 31, 2024	September 27, 2024	December 31, 2023
Revenue	$679,363	$635,571	$710,426
Cost of sales	438,460	410,776	500,701
Gross profit	240,903	224,795	209,725
Selling, general and administrative expenses	70,573	72,127	48,356
Research and development	20,094	19,193	12,897
Operating income	150,236	133,475	148,472
Interest expense	3,798	3,665	3,227
Other income, net	(13,778)	(7,382)	(21,534)
Income before income taxes	160,216	137,192	166,779
Provision for income taxes	42,842	19,928	38,818
Net income and comprehensive income	117,374	117,264	127,961
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests	2,091	1,873	86,565
Net income attributable to Nextracker Inc.	$115,283	$115,391	$41,396

Earnings per share attributable to Nextracker Inc. common stockholders
Basic	$0.80	$0.80	$0.67
Diluted	$0.79	$0.79	$0.87
Weighted-average shares used in computing per share amounts:
Basic	143,664	143,479	62,109
Diluted	149,028	149,079	147,344

Nextracker Inc.
Unaudited condensed consolidated statements of operations and comprehensive income (continued)
(In thousands, except per share data)

	Nine-month periods ended
	December 31, 2024	December 31, 2023
Revenue	$2,034,855	$1,763,326
Cost of sales	1,331,717	1,290,747
Gross profit	703,138	472,579
Selling, general and administrative expenses	203,527	126,865
Research and development	55,806	29,270
Operating income	443,805	316,444
Interest expense	10,743	9,975
Other income, net	(16,292)	(18,464)
Income before income taxes	449,354	324,933
Provision for income taxes	89,922	51,918
Net income and comprehensive income	359,432	273,015
Less: Net income attributable to non-controlling interests and redeemable non-controlling interests	7,058	171,937
Net income attributable to Nextracker Inc.	$352,374	$101,078

Earnings per share attributable to Nextracker Inc. common stockholders
Basic	$2.46	$1.78
Diluted	$2.41	$1.86
Weighted-average shares used in computing per share amounts:
Basic	143,102	56,789
Diluted	149,134	147,160

Schedule II
Nextracker Inc.
Unaudited condensed consolidated balance sheets
(In thousands)

	As of December 31, 2024	As of March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$693,543	$474,054
Accounts receivable, net of allowance of $2,845 and $3,872, respectively	457,918	382,687
Contract assets	279,027	397,123
Inventories	217,301	201,736
Other current assets	346,732	312,635
Total current assets	1,994,521	1,768,235
Property and equipment, net	47,985	9,236
Goodwill	370,613	265,153
Other intangible assets, net	47,503	1,546
Deferred tax assets	472,189	438,272
Other assets	50,748	36,340
Total assets	$2,983,559	$2,518,782
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$377,466	$456,639
Accrued expenses	72,863	82,410
Deferred revenue	297,007	225,539
Current portion of long-term debt	6,563	3,750
Other current liabilities	150,746	123,148
Total current liabilities	904,645	891,486
Long-term debt, net of current portion	138,770	143,967
Tax receivable agreement (TRA) liability	375,002	391,568
Other liabilities	140,182	99,733
Total liabilities	1,558,599	1,526,754
Total stockholders’ equity	1,424,960	992,028
Total liabilities and stockholders’ equity	$2,983,559	$2,518,782

Schedule III
Nextracker Inc.
Unaudited condensed consolidated statements of cash flows
(In thousands)

	Nine-month periods ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net income	$359,432	$273,015
Depreciation and amortization of intangible assets	8,299	3,138
Changes in working capital and other, net	50,736	41,328
Net cash provided by operating activities	418,467	317,481
Cash flows from investing activities:
Purchases of property and equipment	(23,841)	(3,850)
Payment for business acquisitions, net of cash acquired	(144,675)	—
Net cash used in investing activities	(168,516)	(3,850)
Cash flows from financing activities:
Repayment of bank borrowings	(2,813)	(2,813)
Net proceeds from issuance of Class A shares	—	552,009
Purchase of LLC common units from Yuma, Inc.	—	(552,009)
Payment of revolver issuance costs	(6,017)	—
TRA payment	(15,520)	—
Distribution to non-controlling interest holders	(6,112)	(64,365)
Net transfers to Flex	—	(8,335)
Other financing activities	—	(308)
Net cash used in financing activities	(30,462)	(75,821)
Net increase in cash and cash equivalents	219,489	237,810
Cash and cash equivalents beginning of period	474,054	130,008
Cash and cash equivalents end of period	$693,543	$367,818

	Nine-month periods ended
Adjusted free cash flow	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$418,467	$317,481
Purchases of property and equipment	(23,841)	(3,850)
Adjusted free cash flow	$394,626	$313,631

Schedule IV
Nextracker Inc.
Reconciliation of GAAP to Non-GAAP financial measures
(In thousands, except percentages and per share data)

	Three-month periods ended
	December 31, 2024		September 27, 2024		December 31, 2023
GAAP gross profit & margin	$240,903	35.5%	$224,795	35.4%	$209,725	29.5%
Stock-based compensation expense	3,084		2,481		2,497
Intangible amortization	880		896		63
Adjusted gross profit & margin	$244,867	36.0%	$228,172	35.9%	$212,285	29.9%

GAAP operating income & margin	$150,236	22.1%	$133,475	21.0%	$148,472	20.9%
Stock-based compensation expense	26,980		29,885		13,037
Intangible amortization	1,780		1,875		63
Acquisition related costs	1,038		2,177		—
Adjusted operating income & margin	$180,034	26.5%	$167,412	26.3%	$161,572	22.7%

GAAP net income & margin	$117,374	17.3%	$117,264	18.5%	$127,961	18.0%
Stock-based compensation expense	26,980		29,885		13,037
Intangible amortization	1,780		1,875		63
Adjustment for taxes	6,550		(6,274)		841
Acquisition related costs	1,038		2,177		—
Adjusted net income & margin	$153,722	22.6%	$144,927	22.8%	$141,902	20.0%

GAAP net income & margin	$117,374	17.3%	$117,264	18.5%	$127,961	18.0%
Interest, net	(1,865)		455		(198)
Provision for income taxes	42,842		19,928		38,818
Depreciation expense	2,636		1,067		1,055
Intangible amortization	1,780		1,875		63
Stock-based compensation expense	26,980		29,885		13,037
Acquisition related costs	1,038		2,177		—
Other tax related income, net	(4,413)		—		(12,945)
Adjusted EBITDA & margin	$186,372	27.4%	$172,651	27.2%	$167,791	23.6%

Diluted earnings per share
GAAP	$0.79		$0.79		$0.87
Earnings per share attributable to Non-GAAP adjustments	0.24		0.18		0.09
Adjusted	$1.03		$0.97		$0.96

Diluted shares used in computing per share amounts	149,028		149,079		147,344

Nextracker Inc.
Reconciliation of GAAP to Non-GAAP financial measures (continued)
(In thousands, except percentages and per share data)

	Nine-month periods ended
	December 31, 2024		December 31, 2023
GAAP gross profit & margin	$703,138	34.6%	$472,579	26.8%
Stock-based compensation expense	9,345		7,668
Intangible amortization	1,864		188
Adjusted gross profit & margin	$714,347	35.1%	$480,435	27.2%

GAAP operating income & margin	$443,805	21.8%	$316,444	17.9%
Stock-based compensation expense	78,766		39,895
Intangible amortization	3,743		188
Acquisition related costs	4,695		—
Adjusted operating income & margin	$531,009	26.1%	$356,527	20.2%

GAAP net income & margin	$359,432	17.7%	$273,015	15.5%
Stock-based compensation expense	78,766		39,895
Intangible amortization	3,743		188
Adjustment for taxes	(9,368)		(4,040)
Acquisition related costs	4,695		—
Adjusted net income & margin	$437,268	21.5%	$309,058	17.5%

GAAP net income & margin	$359,432	17.7%	$273,015	15.5%
Interest, net	(2,702)		1,136
Provision for income taxes	89,922		51,918
Depreciation expense	4,556		2,950
Intangible amortization	3,743		188
Stock-based compensation expense	78,766		39,895
Acquisition related costs	4,695		—
Other tax related income, net	(4,413)		(7,259)
Adjusted EBITDA & margin	$533,999	26.2%	$361,843	20.5%

Diluted earnings per share
GAAP	$2.41		$1.86
Earnings per share attributable to Non-GAAP adjustments	0.52		0.24
Adjusted	$2.93		$2.10

Diluted shares used in computing per share amounts	149,134		147,160

See the accompanying notes on Schedule V attached to this press release

Schedule V
Nextracker Inc.
Notes
To supplement Nextracker’s unaudited selected financial data presented consistent with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges and gains, including adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), adjusted EBITDA margin, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted net income, adjusted diluted earnings per share, and adjusted free cash flow. These supplemental measures exclude certain legal and other charges, stock-based compensation expense and intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all the amounts associated with Nextracker’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Nextracker’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.
In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•the ability to make more meaningful period-to-period comparisons of the Company’s ongoing operating results;
•the ability to better identify trends in the Company’s underlying business and perform related trend analysis;
•a better understanding of how management plans and measures the Company’s underlying business; and
•an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions, and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.
Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.
The 45X Advanced Manufacturing Production Tax Credit (“45X Credit”) which was established as part of the Inflation Reduction Act (IRA), is a per-unit tax credit earned over time for each clean energy component domestically produced and sold by a manufacturer. The 45X Credit was eligible for domestic parts manufactured after January 1, 2023. The Company has executed agreements with certain suppliers to ramp up its U.S. manufacturing footprint. These suppliers produce 45X Credit eligible parts, including torque tubes, and structural fasteners, that will then be incorporated into a solar tracker. The Company has contractually agreed with these suppliers to share a portion of the credit related to Nextracker’s purchases. The Company accounts for these credits as a reduction of the purchase price of the parts acquired from the vendor and therefore a reduction of inventory until the part is sold, at which point the Company recognizes such credit as a reduction of cost of sales on the unaudited condensed consolidated statements of operations and comprehensive income. During the fourth quarter of fiscal 2024, the Company determined the amount of the 45X vendor rebates it expects to receive in accordance with the vendor contracts and recognized a cumulative reduction to cost of sales of $121.4 million related to 45X Credit vendor rebates earned on production of eligible components shipped to projects starting on January 1, 2023 through March 31, 2024. The Company believes that the assessment of its operations excluding the benefit from the vendor credits provides a more consistent comparison of its performance given the cumulative nature of the amount recorded in the fiscal fourth quarter. Beginning in the first quarter of fiscal year 2025, these 45X credit vendor rebates are not excluded from our non-GAAP financial measures.
Acquisition costs consist primarily of nonrecurring transaction costs for business acquisitions.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.